Exhibit 10.1


June 16, 2004


Dr. Zvi Yaniv Applied Nanotech, Inc.

3006 Longhorn Blvd., Suite 107
Austin, TX 78758

                                  Re:  Strategic Partnership with
                                       SouthWest NanoTechnologies, Inc.

Dear Zvi:

         This letter is to set forth in writing the terms of the strategic partnership to be formed between Applied Nanotech, Inc. ("ANI") and SouthWest NanoTechnologies, Inc. ("SWeNT"). This strategic partnership, while not a formal partnership in the sense of creating a separate entity, is the term the parties intend to use to describe the relationship established by this letter agreement. Accordingly, by execution in the space provided below, the parties agree as follows:


1. REPRESENTATION IN ASIA. SWeNT and ANI hereby agree that ANI is authorized to represent SWeNT, an a non-exclusive basis, in the following countries in Asia: Japan, China, Korea, Taiwan, Singapore and Hong Kong (the "Territory"). It is the intent of the parties that this representation allow ANI to present SWeNT and its products, in particular its patented process for producing single wall carbon nanotubes ("swnts"), to third parties that are interested in finding producers of swnts with which to collaborate to develop products and applications using swnts. While it is not the primary goal of this representation for ANI to sell swnts in the Territory, it is likely that such sales will occur as part of the process of the third party evaluating SWeNT's products. This non-exclusive representation by ANI shall be subject to the following terms and conditions:

         (a) No proposed sale of swnts by ANI shall be considered final until the sale and terms thereof are approved in writing by SWeNT, it being recognized that SWeNT has capacity limitations and exclusive supply agreements which may require it to not accept certain orders or orders from certain types of end-users.

         (b) ANI shall provide SWeNT with sufficient details about any proposed buyer of swnts through ANI and the buyer's intended use thereof to allow SWeNT to exercise the acceptance rights in (a) above. To facilitate this process and to help ANI allocate its efforts hereunder appropriately, ANI shall from time to time present to SWeNT a list of companies it desires to approach for SWeNT and SWeNT shall respond to such list by telling ANI those companies to which it will not or cannot sell product. ANI will provide the first such list to SWeNT within 15 days of the execution of this Agreement. Similarly, SWeNT shall provide ANI with price quotes and delivery timelines upon request.

         (c) All sales in the Territory proposed by ANI and accepted by SWeNT (at prices set by SWeNT as to each potential sale) shall be subject to the terms, limitations and conditions attached hereto as Exhibit "A". SWeNT may also require certain buyers to execute an appropriate non-disclosure agreement. SWeNT reserves the right to amend the provisions of Exhibit "A" at any time. ANI agrees to provide any potential buyer in the Territory with a copy of Exhibit"A".

         (d) In addition to Exhibit "A", SWeNT may require that any buyer through ANI execute and deliver other agreements or purchase orders and ANI shall be supplied with copies of any such materials. ANI agrees to not represent anything about SWeNT or its products except in accordance with Exhibit "A" and the written materials provided by SWeNT from time to time.

         (e) To assist ANI in inducing potential users of swnts to try SWeNT's products, SWeNT may, from time to time and at its sole discretion, provide small samples to third parties in the Territory as requested by ANI. In addition, ANI may request that SWeNT supply swnts to third parties in the Territory with specific attributes and functionality, to which SWeNT will promptly respond as to its ability or desire to provide the same and at what price and time frame for delivery.

         (f) Any sales of swnts in the Territory made by ANI shall entitle ANI to receive a 10% commission from SWeNT on the actual sales price, payable upon receipt of payment therefor by SWeNT.

         (g) The provisions of this Paragraph 1 shall terminate 12 months from the date hereof unless extended in writing by SWeNT. (h) ANI shall not be obligated to take any particular action as SWeNT's representative in the Territory, but ANI agrees to use reasonable efforts, in conjunction with its own activities in the Territory, to promote and represent SWeNT and its products to appropriate third parties.

2. PHASE II SBIR GRANT. In 2003, SWeNT, with ANI as a subcontractor, received a Phase I SBIR grant, the activities under which SWeNT and ANI completed earlier in 2004. Immediately after the execution of this Agreement, the parties shall collaborate to apply for a Phase II SBIR grant (the "SBIR") under the following conditions:

         (a) SWeNT will be the prime contractor/applying party and ANI will be a subcontractor/collaborative partner.

         (b) The goal of the SBIR would be to optimize the quality of SWeNT's swnts for electron emission display applications by building prototypes of working display panels using ANI's field emission Intellectual Property (as defined on subparagraph (e) below).

         (c) The parties shall negotiate reasonably to determine the full scope of work, the amount to be requested and the allocation of monies and activities between SWeNT and ANI and to submit the grant application for the SBIR no later than July 24, 2004. Attached as Exhibit "B" is an initial outline of the scope of work.

         (d) The terms of this Paragraph 2 shall last for the term of the SBIR plus six (6) months, unless extended or renewed by the parties in writing.

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

         (e) The following terms and conditions shall govern the Intellectual Property of the parties which will be brought to bear in the SBIR and any Intellectual Property developed thereunder:

                           (i). Generally. ANI shall have exclusive ownership of
                  ANI's Intellectual Property and SWeNT shall have exclusive ownership of SWeNT's Intellectual Property. Neither party shall obtain any rights to the other party's pre-existing Intellectual Property as a result of this Agreement or any of the agreements contemplated hereby, including work done under the SBIR. As used herein, "Intellectual Property" or "IP" shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),
                  (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

                           (ii) PROJECT IP. IP developed as part of the
                  activities conducted by the parties under the SBIR and this Agreement ("Project IP") independently by one party shall be owned by that party. The intent of the division of responsibilities under Paragraph 2 of Exhibit "B" is to limit the possibility that the activities of the parties will result in any Project IP which is developed jointly by the parties. However, if any Project IP is developed jointly by the parties, such Project IP ("Joint IP") shall be owned by both parties (IP shall be assigned to both parties); provided, however, any such Joint IP which is "swnt IP", as hereafter defined, may not be sold, licensed or otherwise disclosed to any third party without the written permission of both parties, which permission will not be unreasonably withheld, but which permission may be conditioned upon a consenting party's receipt of a fair share (based on the relative contribution of the party to the development of the Joint IP) of a reasonable and customary consideration for such sale, license or disclosure. As used herein, "swnt IP" shall mean Joint IP covering SWeNT's swnts or related to the process for manufacturing, processing, functionalizing, purifying, separating, producing or enhancing SWeNT's swnts or relating to the inks contemplated to be developed by SWeNT by Exhibit "B"

                           (iii) PROCESS FOR JOINT IP CLAIMS. If in the course
                  of the SBIR activities, a party believes that it has contributed to the development of the other party's IP and believes that it therefore has a claim that such IP is Joint IP, such claiming party shall immediately notify the other party in writing. Any such claim, to be valid hereunder, must be made before the submittal of the final report on the results of the activities under the SBIR. Upon receipt of any such claim, the parties shall negotiate reasonably and in good faith to determine if in fact the IP should be considered Joint IP and, if so, the relative contributions of each to such Joint IP. If either party determines that such negotiations are not proceeding to a satisfactory conclusion, then such party may invoke binding arbitration, which shall be conducted under the rules of the American Arbitration Association. The arbitration panel shall be three (3) members knowledgeable in the matters the subject of the Joint IP claim, with one (1) appointed by each of the parties and the third chosen by the two (2) so appointed. The results of such arbitration shall be binding on the parties and may be enforced by action in a court of competent jurisdiction. In the arbitration, the costs of the arbitration shall be assessed by the arbitration panel.

3. ADDITIONAL AGREEMENTS. While this Agreement does not create any exclusive relationship between the parties, it is recognized that both are active in developing products using nanotechnology and swnts. Therefore, the parties hereby express their intent to confer from time to time about opportunities to work together and to jointly develop products and applications using swnts and nanotechnology. The terms of any such other collaborations will be as agreed to at the time any agreement therefore is reached.

4.       MISCELLANEOUS.

         (a) This Agreement is made in and shall be governed by the laws of the State of Oklahoma.

         (b) This Agreement may be terminated at any time by thirty (30) days written notice by the terminating party to the other party; provided that, no such termination will affect the parties obligations under the SBIR, if then outstanding; and, provided further, that the provisions of subparagraph 2(e) concerning IP shall survive the end of or any termination of this Agreement.

         (c) This Agreement may be executed in multiple counterparts each of which shall be an original and all of which together shall constitute one and the same instrument.

         (d) Each party agrees to execute and deliver such additional documents or agreements as are reasonably requested by the other party to further evidence or put into effect the agreements made herein.

         (e) Attached as Exhibit "C" is a press release which the parties shall jointly release immediately after the execution hereof.

           If the foregoing correctly sets forth your understanding of our agreement, please execute the enclosed copy of this Agreement in the space provided.

                                             Yours very truly,

                                             SOUTHWEST NANOTECHNOLGIES, INC.



                                             By:_______________________________
                                                Howard G. Barnett, Jr., CEO

           The above is agreed and accepted this __ day of June, 2004.

           APPLIED NANOTECH, INC.



           By:___________________________

           Name:_________________________

           Title:________________________

                                   Exhibit "A"

                        SOUTHWEST NANOTECHNOLOGIES, INC.

                           SALES TERMS AND CONDITIONS

         1. ORDER. These terms and conditions ("Terms and Conditions") are attached to and made a part of the order (the "Order") executed by Purchaser and SouthWest NanoTechnologies, Inc. ("SWeNT"), which Order specifies the quantity of products described therein ("Products") to be sold, the price of the Products, the shipment date of the Products, the place for shipment, and other matters relating to the sale of the Products to Purchaser. Purchaser represents and warrants that it intends to use the Products for its internal use and is not purchasing the Products with the intent to resell or distribute the Products.

         2. CONTROLLING TERMS AND CONDITIONS. These Terms and Conditions shall govern the sale of the Products to Purchaser. If Purchaser submits any acknowledgment of the Order or other document that contains terms and conditions that are inconsistent with or in addition to the Order or these Terms and Conditions, those additional or inconsistent terms are specifically rejected by SWeNT and SWeNT hereby objects to any such terms and conditions, unless SWeNT specifically consents in writing. The Order is expressly conditioned upon Purchaser's acceptance of all of the terms and conditions in the Order and these Terms and Conditions.

         3. PAYMENT TERMS.

            (a) Prices for the Products covered by the Order are stated in U.S. dollars.

            (b) Unless the Order otherwise specifically provides, the full purchase price for the Products shall be due within thirty (30) days of the shipment date from SWeNT's facilities.

            (c) The purchase price of the Products, as indicated on the Order, is exclusive of all applicable sales and use taxes, value added taxes, export fees and duties or other similar fees and taxes.

         4. SHIPPING TERMS. Unless the Order otherwise specifically provides, all Products shall be shipped FOB SWeNT's place of business in Norman, Oklahoma, and SWeNT will arrange for shipment by overnight delivery service to Purchaser at a location specified by Purchaser. Purchaser shall pay SWeNT's standard shipping and handling fees then in effect. All taxes, custom duties and tariffs and similar charges shall be paid by Purchaser.

         5. DAMAGED PRODUCTS. If any Products should arrive at Purchaser's destination in a damaged condition or in an amount less than described in the Order, Purchaser should immediately report the damage or shortage to SWeNT. Any damage or shortage occurring in transit will be Purchaser's responsibility. Risk of loss shall pass to Purchaser upon delivery to a carrier at SWeNT's place of business in Norman, Oklahoma.

         6. COMPLIANCE WITH LAWS. Both parties agree that all exports and re-exports of Products sold under these Terms and Conditions shall be made in accordance with all applicable export control laws of the United States and other countries to which Purchaser will export Products. Both parties further agree to fully cooperate in complying with such laws. If Purchaser is not the end-user of the items being sold under these Terms and Conditions, Purchaser agrees to notify SWeNT immediately as to the end-user, the location of the end user, and the end use of the Products. Purchaser also agrees to cooperate with any U.S. and foreign regulatory requirement or any government inquiry, audit, investigation or other inquiry, upon notice to Purchaser by SWeNT or any relevant government. If Purchaser intends to resell or re-export Products to another country(ies), Purchaser is aware that the Products are sold and/or exported by SWeNT in accordance with U.S. export control laws. Compliance with these laws is mandatory on all parties anywhere in the world under U.S. law and diversion of products or acts contrary to U.S. and relevant foreign export laws is prohibited and may be subject to significant penalties and other sanctions. If export licenses of any kind are required, exports/re-exports will occur only after such license(s) have been obtained.

         7. DISCLAIMER OF WARRANTIES.

            (a) All Products are sold "AS IS", "WITH ALL FAULTS". Purchaser acknowledges that SWeNT has not manufactured the Products according to specifications or instructions provided by Purchaser. Purchaser acknowledges that there may be variations in the characteristics of Products. SWeNT expressly disclaims any warranties related to any samples that SWeNT may from time to time provide to Purchaser.

            (b) SWENT DOES NOT WARRANT THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PRODUCTS OR THE PERFORMANCE OR NONINFRINGEMENT THEREOF. SWENT DOES NOT MAKE, AND HEREBY EXPRESSLY DISCLAIMS, ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS.

            (c) SWeNT specifically disclaims any warranty or representation that the sale or use of the Products will not infringe or contribute to the infringement of any patents, trademarks, or copyrights, either in the U.S. or in other countries.

            (d) Purchaser warrants that it has general liability insurance and product liability insurance, or equivalent liability coverage, for a minimum amount of $5,000,000 per occurrence and in the aggregate $5,000,000.

            (e) Purchaser understands that although Seller is an exclusive licensee of the University of Oklahoma ("OU") regarding certain technology related to items purchased from Seller, OU is not a party or otherwise involved in any sales of items by Seller to Purchaser. Seller represents that it has certain indemnification obligations to OU regarding that technology. Further, OU MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THAT TECHNOLOGY, BY WAY OF EXAMPLE BUT NOT OF LIMITATION, OU MAKES NO REPRESENTATIONS OR WARRANTIES (I) OF COMMERCIAL UTILITY; (II) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; OR (III) THAT THE OU TECHNICAL INFORMATION OR ITEMS PURCHASED FROM SELLER WILL NOT INFRINGE ANY PATENT, COPYRIGHT OR TRADEMARK OR OTHER PROPRIETARY OR PROPERTY RIGHTS OF OTHERS. OU SHALL NOT BE LIABLE TO SELLER, SELLER'S SUCCESSORS OR ASSIGNS OR ANY THIRD PARTY WITH RESPECT TO: ANY CLAIM ARISING FROM THE USE OF THE OU PATENT RIGHTS, OU TECHNICAL INFORMATION, OR ITEMS PURCHASED FROM SELLER OR FROM THE MANUFACTURE, USE OR SALE OF THE ITEMS PURCHASED FROM SELLER; OR ANY CLAIM FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND.

         8. LIMITED LIABILITY. Purchaser acknowledges and agrees that SWeNT's liability for any claims with respect to the Products shall not exceed the amount paid by Purchaser for the Products under the Order. Such limitations on SWeNT's liability hereunder shall apply even if SWeNT's liability is due in whole or in part to its own negligence. Upon accepting any Products, Purchaser assumes full responsibility for any necessary care of the Products.

         9. WAIVER OF CERTAIN DAMAGES. IN NO EVENT SHALL SWeNT OR ITS AFFILIATES, PARTNERS, OR SUPPORTERS, OR THE RESPECTIVE OFFICERS, DIRECTORS, REPRESENTATIVES AND EMPLOYEES OF EACH OF THE FOREGOING BE LIABLE TO PURCHASER OR ITS AFFILIATES OR THEIR RESPECTIVE OFFICERS, DIRECTORS, REPRESENTATIVES AND EMPLOYEES, FOR (A) ANY LOSS OF INCOME, PROFIT OR SAVINGS OR COST OF CAPITAL OF PURCHASER OR ITS AFFILIATES, OR (B) ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND, WHETHER BASED IN CONTRACT, TORT, WARRANTY OR ANY OTHER LEGAL OR EQUITABLE GROUNDS, RESULTING

FROM OR RELATING TO THE ORDER OR THE PRODUCTS DELIVERED PURSUANT TO THE ORDER, EVEN IF SWeNT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         10. ENVIRONMENTAL/HANDLING ISSUES; USE OF PRODUCTS; INDEMNIFICATION. Purchaser acknowledges that it understands that there have not been specific testing of the effects of the Products on humans who handle or otherwise come into contact with the Products and that, therefore, the Purchaser acknowledges and agrees that the Products should and will be handled carefully and any person coming into contact with the Products should and will be made aware of the possible risks before choosing to have such contact. In addition, Purchaser acknowledges that there exist many patent and other claims for the intended use of the Products or similar products and Seller makes no warranty or representation, implied or otherwise, as to the use to which Purchaser can put the Products without infringing on the intellectual property rights of some third party. Accordingly, to the fullest extent permitted by applicable law, Purchaser shall defend, indemnify, hold harmless and reimburse SWeNT, its officers, directors, employees, agents, customers and assigns from and against all suits, actions, or proceedings, at law or in equity, and from all claims, damages, losses and expenses (including, without limitation, attorney's fees, consultants' fees, experts' fees) related to or in connection with (i) the death or bodily injury of any third party and/or the damage, loss or destruction of any tangible personal or real property, arising from or related to Purchaser's use of the Products, or its manufacture or sale of any products utilizing the Products or (ii) the infringement of any patent, copyright or trademark or other proprietary or property rights of others arising from or related to Purchaser's use of the Products, or Purchaser's manufacture or sale of any products utilizing the Products.

         11. INDEMNIFICATION. To the fullest extent permitted by applicable law, Purchaser shall defend, indemnify, hold harmless and reimburse SWeNT, its officers, directors, employees, agents, customers and assigns from and against all suits, actions, or proceedings, at law or in equity, and from all claims, damages, losses and expenses (including, without limitation, attorney's fees, consultants' fees, experts' fees) related to or in connection with (i) the death or bodily injury of any third party, (ii) the damage, loss or destruction of any tangible personal or real property, arising from or related to Purchaser's use of the Products, or its manufacture or sale of any products utilizing the Products or (iii) the infringement of any patent, copyright or trademark or other proprietary or property rights of others arising from or related to Purchaser's use of the Products, or Purchaser's manufacture or sale of any products utilizing the Products.

         12. GRANTING OF RIGHTS. By these Terms and Conditions, SWeNT is not granting or licensing to Purchaser any rights in the intellectual property owned or licensed by SWeNT related to the Products, including but not limited to patents, copyrights and trademarks. SWeNT expressly intends not to grant any implied license rights with respect to the purchased items.

         13. FORCE MAJEURE.

            (a) Delay in performance or non-performance of any obligation contained herein, other than Purchaser's obligation to pay, shall be excused to the extent such failure or non-performance is caused by a force majeure.

            (b) For purposes of these Terms and Conditions, force majeure shall mean any cause or event preventing performance of an obligation under the Order which is beyond the reasonable control of SWeNT or Purchaser, as the case may be, including without limitation, fire, flood, power shortage, mechanical breakdown, sabotage, shipwreck, embargo, explosion, strike or other labor trouble, accident, riot, acts of governmental authority (including, without limitation, act based on laws or regulations now in existence as well as those enacted in the future), acts of God, war or acts of terrorism, and other events or conditions beyond the reasonable control of the affected party.

            (c) A party whose performance is delayed or excused pursuant to this paragraph shall (i) promptly provide notice to the other party, explaining in detail the reason for delay or non-performance and the expected duration of any delay or non-performance. , and (ii) use commercially reasonable efforts to remedy the delay or non-performance if it is reasonably capable of being remedied. In the event a force majeure continues for more than thirty (30) days, the Order may be terminated without any liability by either party upon written notice thereof to the other.

            (d) In the event of a force majeure restricting or reducing SWeNT's production and/or delivery capabilities, SWeNT, in its sole discretion, may allocate its available supply of Products among SWeNT's customers (including Purchaser) and SWeNT's internal uses. Such allocation shall not be deemed a breach of this Agreement

         14. NO ASSIGNMENT. Purchaser may not assign the Order, or its right to receive Products, without the prior written consent of SWeNT. Any such attempted assignment shall be void.

         15. CHOICE OF LAW. These Terms and Conditions and the Order shall be interpreted and governed by the law of the State of Oklahoma, excluding its conflicts of laws rules. The parties specifically exclude the application of the UN Convention on the Sale of Goods.

         16. CANCELLATION. The Order cannot be cancelled or terminated by Purchaser in whole or in part except with the written consent of SWeNT.

         17. ENTIRE AGREEMENT; CONSTRUCTION.

            (a) The Order and these Terms and Conditions constitute the entire agreement between the parties relating to the matters contained therein and herein. The Order and these Terms and Conditions may not be amended, extended or modified in any manner, orally or otherwise, except by an instrument in writing signed by a duly authorized representative of each party.

            (b) If there are any conflicts between the Order and these Terms and Conditions, then the terms of the Order shall control.

            (c) Each of the provisions of these Terms and Conditions shall apply to the full extent permitted by law, and the invalidity in whole or in part of any provisions shall not affect the remainder of such provision or any other provision.

                                   Exhibit "B"

NSF PHASE II SBIR PROJECT
-------------------------

SCOPE OF WORK

1. IMMEDIATE DEVELOPMENTS RESULTING FROM PHASE I COLLABORATION

1.A. From Phase I,

         - a swnt material was obtained with promising field emission characteristics;

         -   this material, CERSWNT, may be attractive due to:

             o  Cost

             o  Reproducibility

             o  Low field emission

             o  High uniformity

         -   phase I tests were done on simple 1 inch x 1 inch electrodes

1.B. For Phase II it is planned:

         - Tests on similar materials from SWeNT but on first generation 1 ft x 1 ft display system of median resolution to improve display uniformity and gray scale involving:

             o addressable pixels

             o gate

             o black and white display

         - Using existing printing methods developed at ANI with their composition of binders and ink components other than the CERSWNTS developed at SWeNT.

2.    FURTHER DEVELOPMENT TOWARDS COMMERCIAL VIABILITY:

2.A. SWeNT will develop novel inks for field emission applications with improved characteristics:

         -   viscosity and rheological properties - dispersion

         -   suspendability

         - surface chemistry to optimize deposition & interaction with the support


2.B. Simultaneous developments will be conducted at ANI for different printing methods and at SWeNT for improving the inks quality according to the uniformity patterns observed on the 1 ft x 1 ft display system prototypes.


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

2.C. ANI will test the different inks developed at SWeNT to do comparative studies of the formulations on the following printing methods: -screen printing

             o spray

             o dispensing

             o possibly ink jet.



3. BASED ON EXPERIENCE GAINED WITH THE MEDIUM RESOLUTION DISPLAY (TASK 1) AND WORKING WITH THE BEST INK FORMULATION (TASK 2) DEVELOPED AT SWENT, ANI WILL BUILD A HIGH-RESOLUTION COLOR DISPLAY FOR DEMONSTRATION.

                                   Exhibit "C"

                                  PRESS RELEASE


       APPLIED NANOTECH AND SOUTHWEST NANOTECHNOLOGIES PARTNER TO DEVELOP
          FLAT PANEL DISPLAY SCREEN USING SINGLE WALL CARBON NANOTUBES

JUNE XX, 2004 -AUSTIN, TX & NORMAN, OK - Austin, Texas-based Applied Nanotech, Inc., subsidiary of Nano-Proprietary (OTC BB: NNPP), and SouthWest NanoTechnologies, Inc. of Norman, Oklahoma, today announced that they have entered into a strategic partnership to develop large area flat panel displays using single walled carbon nanotubes. Through the partnership, Applied Nanotech will have the opportunity to utilize the high quality single wall carbon nanotubes produced by SouthWest NanoTechnologies for developing large area carbon nanotubes (CNT) TV applications. Additionally, Applied Nanotech is authorized to represent SouthWest NanoTechnologies on a non-exclusive basis in Asia.

According to the agreement, the companies will jointly apply for a Phase II SBIR grant to produce a high quality, high resolution color CNT TV. The companies will merge technologies, employing the unique and proprietary single wall carbon nanotubes developed by SWeNT and the patented CNT field emission technology developed by ANI.

"We are very pleased to be working with Applied Nanotech," said Howard G. Barnett, Jr., CEO of Southwest NanoTechnologies. "This productive alliance represents an important stride in the CNT flat panel display market. With Applied Nanotech's ability to create TV applications with our single wall carbon nanotubes, we will be able to capitalize on the lagging HDTV market."

HDTV requires a wide screen having a much greater capacity than normal NTSC (National Television System Committee) standards used today, including a higher picture quality and low power consumption. The current display technologies, such as cathode ray tubes (CRTs), plasma displays (PDPs) and liquid crystal displays (LCDs), do not provide all the necessary requirements. The industry is turning to field emission displays (FEDs) utilizing carbon nanotubes (CNT) as electron emitter as the technology of choice for ultra-high definition wide-screen TVs.

SAFE HARBOR STATEMENT
---------------------

This press release contains forward-looking statements that involve risks and uncertainties concerning Nano-Proprietary's business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results is included in Nano-Proprietary's annual report on Form 10-KSB for the fiscal year ended December 31, 2002, and in reports subsequently filed by Nano-Proprietary with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Nano-Proprietary's web site listed below. Nano-Proprietary hereby



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disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

ABOUT SOUTHWEST NANOTECHNOLOGIES, INC.

SouthWest NanoTechnologies, Inc. (SWeNT(TM)) is commercializing a horizontal patented technology to supply Single-Wall Carbon Nanotubes for high-volume high value applications as well as developing enhanced functionality for its nanotubes for specialty applications. This enabling technology has application in a variety of industries and materials. The company was incorporated in April 2001 to spin off nanotube technology developed by the University of Oklahoma and ConocoPhillips. For more information, please visit HTTP://WWW.SWNANO.COM.

ABOUT NANO-PROPRIETARY, INC.

Nano-Proprietary, Inc. is a holding company consisting of two wholly owned operating subsidiaries. Applied Nanotech Inc. is a premier research and development organization dedicated to developing applications for nanotechnology with an extremely strong position in the field of electron emission applications from carbon film/nanotubes. Electronic Billboard Technology, Inc. (EBT) possesses technology related to electronic digitized sign technology. Nano-Proprietary's website is WWW.NANO-PROPRIETARY.COM.


MEDIA CONTACTS:
FOR SOUTHWEST NANOTECHNOLOGIES, INC.

Julie Davis, Marketing Manager
405-217-8388, ext. 12



FOR APPLIED NANOTECH, INC.
Patti D. Hill
BlabberMouth PR
512.218.0401
PATTI@BLABBERMOUTHPR.COM

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